                                                                Exhibit 11.1

                          COMPUTATION OF EARNINGS PER SHARE
                        (in thousands, except per share data)

                                                              THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                DECEMBER 31,                     DECEMBER 31,
                                                     ------------------------------------    --------------------
                                                             1997             1996              1997        1996
                                                          ----------        ---------         ---------  ---------
Basic income per share:
    Net (loss) income...............                      $(2,201)          $   624           $ (1,401)  $  1,164
                                                          ----------        ---------         ---------  ---------
                                                          ----------        ---------         ---------  ---------

Weighted average shares outstanding:
    Common stock....................                        8,654             7,832              8,623     7,097
                                                          ----------        ---------         ---------  ---------
                                                          ----------        ---------         ---------  ---------

Basic (loss) income per share (pro
  forma for the six months ended
  December 31, 1996).................                     $ (0.25)         $   0.08           $  (0.16)  $  0.16
                                                          ---------        ---------         ---------  ---------
                                                          ---------        ---------         ---------  ---------

Diluted income per share:
 Net (loss) income...................                    $ (2,201)           $  624          $  (1,401) $  1,164
                                                          ---------        ---------         ---------  ---------
                                                          ---------        ---------         ---------  ---------

Weighted average shares outstanding:
 Common stock........................                       8,654             7,832              8,623     7,097
 Common stock options, as if
  converted, only if dilutive........                          --             1,140                --      1,002
                                                          ----------       ---------         ---------  ---------
Weighted average common shares and
  equivalents........................                       8,654             8,972              8,623     8,099
                                                          ----------       ---------         ---------  ---------
                                                          ----------       ---------         ---------  ---------

Diluted (loss) income per share (pro forma
 for the six months ended December 31, 1996)......       $  (0.25)           $ 0.07          $   (0.16)  $  0.14
                                                          ----------       ---------          ---------  ---------
                                                          ----------       ---------          ---------  ---------
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